Exhibit A 10.92


                      CHANGE OF CONTROL AGREEMENT

                            (Officer Name)


     This Agreement, entered into as of ________________ between Central Vermont Public Service Corporation
(hereinafter "Company") and the undersigned Executive executing this Agreement (hereinafter "Executive").

     WHEREAS, the Executive is providing valuable services to the Company, and

     WHEREAS, the Company wishes to assure continued availability of the Executive's services and to create an environment which will promote the Executive's giving impartial and objective advice in the face of potentially disturbing circumstances arising from the possibility of a Change of Control of the Company (as herein defined);

     NOW THEREFORE, the Company and the Executive in consideration of the terms and conditions set forth hereby mutually covenant and agree as follows:

1. GENERAL CONDITIONS No benefit shall be payable hereunder pursuant to Section 4 of this Agreement unless there shall have been both a Change of Control of the Company, as set forth in Section 3 below, and a Termination Event, as set forth in Section 4 below. In construing the terms of the Agreement, it is the intent of the parties to this Agreement to provide the Executive with financial protection in the event significant changes in his employment status occur following a Change of Control of the Company, and it is agreed that provisions of the Agreement are therefore to be construed using a reasonable man standard and not on narrow technical grounds.

2. TERM OF AGREEMENT This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the fifth anniversary of such date or (ii) the Executive's normal retirement date under the PENSION PLAN OF CENTRAL VERMONT PUBLIC SERVICE CORPORATION AND ITS SUBSIDIARIES or any successor retirement plan ("Normal Retirement Date"); provided, however, that commencing on the date three years after the date hereof, and on each annual anniversary of such date (the "Renewal Date"), the term of the Agreement shall automatically be extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the Executive's Normal Retirement Date, unless at least sixty days prior to the Renewal Date the Company shall give written notice that the Agreement shall not be so extended.

3.     CHANGE OF CONTROL  For purposes of this Agreement, a
Change of Control shall mean (a), (b), (c), (d) or (e) below:

       (a) The acquisition, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities by any third person including a "Group" as that term is used in Section 13 (d)(3) of the Securities Exchange Act of 1934 (the Exchange Act); or

       (b) A change in the membership of the Board of Directors over a period of two consecutive years in which the members of the Board at the beginning of the period cease for any reason to be at least two-thirds of the Board at the end of the period provided, however, that this section does not apply if the nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

        (c) The acquisition by a third person either directly or indirectly, of the right to own, control or hold with power to vote 10% or more of the outstanding voting securities of the Company, if immediately subsequent to the acquisition of the Company's voting securities by such third person: (A) such third person shall be a "public utility holding company" within the meaning of the 1935 Act, whether or not exempt from registration thereunder, or (B) the Company shall be in danger of losing its exemption under the 1935 Act or shall otherwise be required to register under the 1935 Act; or

        (d) Consummation of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation following which the individuals and entities that were the beneficial owners of the outstanding voting securities of the Company immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of the outstanding voting securities of the company resulting from such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation; or

        (e) Consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition in one transaction or a series of related transactions of all or substantially all of the assets of the Company, as determined by the Board, other than a sale or other disposition to a company, which following such sale or other disposition, the individuals and entities that were the beneficial owners of the outstanding voting securities of the Company immediately prior to such sale or other disposition, beneficially own, directly or indirectly, more than 60% of the outstanding voting securities of such company in substantially the same proportions as their ownership in the Company, immediately prior to such sale or other disposition.

4.  TERMINATION EVENT

    A.  DEFINITION OF TERMINATION EVENT

        A Termination Event shall mean any of the following within the thirty-six month period following a Change of
Control:

(1) the loss by the Executive of his position by reason of demotion, or the withholding, adverse alteration or reduction of responsibility, authority, or compensation
(including any compensation or benefit plan in which the Executive participates or substitute plans adopted prior to the Change of Control) to which the Executive was entitled immediately prior to a Change of Control of the Company or to which he would normally be entitled from time to time by reason of his office;

(2) the relocation of the Company's principal executive offices more than 25 miles away from the current offices or the Company requiring the executive to be based anywhere other than within 25 miles of the Company's principal executive offices except for the required travel on the Company's business to an extent substantially consistent with his present business travel obligations;

(3) the failure of any other company, business, corporation, partnership, individual, or group which succeeds substantially to the interest of the Company or into which it is merged or consolidated, to expressly assume all rights, duties, privileges and obligations set forth in this Agreement;

(4) the termination of the Executive's employment for any reason during the 30 day period commencing on the first anniversary of the Change of Control if, on the first anniversary of the Change of Control, a majority of the Company's (or if the Company's shares are not publicly traded, the Company's ultimate parent whose shares are publicly traded) board of directors were not members of the Board immediately prior to the Change of Control (a
Termination Event described in this Section 4A(4), a "Voluntary Termination Event").

    B.  OTHER TERMINATIONS

        Provided no preceding or coincident Termination Event has occurred, no payments hereunder shall be made on account of the Executive's termination because of (1) the Executive's death, disability or retirement (other than a retirement following or coincident with a termination by the Company of the Executive's employment without Cause) ; or
(2) by the Company for Cause; or (3) the Executive's voluntary termination.

(1)  DISABILITY; RETIREMENT

     If the Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months as the result of the Executive's incapacity due to physical or mental illness, and the Executive shall not have returned to the full-time performance of his duties within thirty days after written notice of termination, the Executive's employment may be terminated for disability. Termination of the Executive's employment based on retirement shall mean termination in accordance with the Company's generally applicable retirement policy or with any retirement arrangement established with the Executive's consent.

(2)  CAUSE

     Cause means termination based on the willful and continued failure by the Executive to perform his duties for the Company or a subsidiary (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for performance is delivered to the Executive by the Chief Executive Officer of the Company which specifically identifies the manner in which the CEO believes the Executive has not performed his duties; or an act or acts of dishonesty taken by the Executive and intended to result in his personal enrichment at the expense of the Company or a subsidiary.

5.  SEVERANCE COMPENSATION

    A. If within three (3) years following a Change of Control, (i) a Termination Event shall have occurred or (ii) the Company terminates the Executive's employment without Cause (either of (i) or (ii) occurring within three years following a Change of Control being a ("Payment Event"), the Company agrees to make payment in a lump sum ("Severance Compensation") to the Executive of an amount equal to (1) times (2), where:

(1)   Equals 2.999, and

(2) Equals the Base Amount (as defined in 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and the regulations and proposed regulations promulgated thereunder); PROVIDED, HOWEVER that the Base Amount, solely for purposes of this Section
5A.(2), shall be calculated without taking into account any taxable income that the Executive recognized as a result of the exercise of stock options during the two-year period prior to a Change of Control.

    B. The Company shall also pay the Executive all legal fees and expenses incurred by the Executive as a result of such termination, including all such fees and expenses, if any, incurred in investigating the merits, contesting, (including the cost of alternate dispute resolution procedures to which the parties may agree), or disputing any such termination or in seeking to determine, obtain or enforce any right or benefit provided by this Agreement.

    C. If the amounts of such payments cannot be finally determined when due, the Company shall pay the Executive an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments together with interest at the prime rate, plus 2% in effect at the First National Bank of Boston, as soon as the amount thereof can be determined.

    D. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement insurance or similar benefits, by offset against any amount claimed to be owing by the Executive to the Company, or otherwise.

6.  TERMINATION DATE; PAYMENT OF SEVERANCE BENEFITS

    A.  PAYMENT OF COMPENSATION TO TERMINATION DATE
The Company shall pay the Executive full compensation and all other amounts and benefits to which the Executive is entitled through the Termination Date, including the payment of such compensation, amounts and benefits during the time of any extension of the Termination Date pursuant to Section 6C.(4) hereof.

    B.  DATE OF PAYMENT OF SEVERANCE BENEFITS
The Company shall pay to the Executive Severance
Compensation provided in Section 5 hereof within thirty days of the Termination Date.

    C.  DEFINITION OF TERMINATION DATE
Termination Date means:

(1) FOR DISABILITY, that date thirty days after written notice of termination if the Executive shall not have returned to the full time performance of his duties, as described in
Section 4B.(1) hereof.

(2) FOR CAUSE, (i) due to performance, that date following the notice to the Executive of performance failure, which ends the period within which the Executive is given to correct his performance as described in Section 4B.(2); or (ii) regarding acts of dishonesty, thirty days after the Company's written notification as described in Section 4B.(2) hereof.

(3) WITHOUT CAUSE, that date on which the Executive's employment was terminated by the Company without Cause.

(4) FOR A TERMINATION EVENT, the date on which the Executive notifies the Company a Termination Event as described in
Section 4A. has occurred.

       If within thirty days following the Termination Date described above, a party notifies the other party that a dispute exists concerning the Termination Event, the Termination Date shall be extended to the date the dispute is fully determined; provided however, that such notice must be given in good faith and the party giving such notice pursues the resolution of the dispute with reasonable diligence. The amount of compensation and benefits paid to the Executive during such period of dispute shall be subject to recovery if the Company prevails on the dispute.

7.  FUTURE SERVICES AND COMPENSATION

    A. If a Payment Event has occurred, after which Severance Compensation has been paid in accordance with
Section 5 hereof, the Executive agrees:

(1) To refrain from entering into competition with the Company or from working for a competitor of the Company for a period of one year following the date he gives notice of the Termination
Event, and

(2) To provide such consulting services as may be reasonably requested by the Company for a period of one year following the date he gives notice of the Termination Event.

    B.  As compensation to the Executive for his promises in
Section 7A hereof, the Company agrees to cause the following actions to be carried out:

(1) As respects the status of the Executive as a participant in the Company's Officers' Supplemental Retirement Plan, see the Officers' Supplemental Retirement and Deferred
Compensation Plan as amended and restated effective August 1, 1984 signed December 1998.

(2) As respects the status of the Executive as a participant in the Company's Officers Insurance Agreement:

      (i) Cause such coverage to remain in force until the Executive obtains life insurance coverage from a subsequent employer, or for a period of three years from the termination date, whichever comes first.

(3) If the Executive has less than ten years of service as of the Termination Date, the Company shall also pay to the Executive a lump sum amount, in cash, equal to the excess of (a) the actuarial value of the benefits the Executive would commence receiving on his 65th birthday under the Pension Plan of Central Vermont Public Service Corporation and its subsidiaries in effect at the Termination Date (the APlan@), calculated as if the Executive had ten years of service with the Company, over (b) the actuarial value of the benefits actually payable to the Executive under the Plan commencing on his 65th birthday.

(4) As respects the status of the Executive as a participant in any health or disability insurance plan in which the Executive was participating as of the Termination Date, grant the Executive a leave of absence for three years and cause the Executive's participation in said health or disability insurance plan or plans to continue during his leave of absence.

    C. It is agreed that this Agreement will supersede any other separation plan or practice maintained by the Company for its officers to the extent there is any conflict.
Compensation earned but deferred under terms of its Management Incentive Plan or any other executive compensation plan which the Company may institute hereafter shall specifically be paid to the Executive.

8.  CERTAIN  ADDITIONAL PAYMENTS BY THE COMPANY

    A. Anything in this Agreement to the contrary notwithstanding, but subject to Section 8H, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 8) or distribution by the Company or any of its subsidiaries to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, restricted stock, deferred stock or the lapse or termination of any restriction on, deferral period or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered Acontingent on a change in ownership or control@ of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the AExcise Tax@), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any income tax imposed upon the Gross-Up Payment, the Executive shall retain an amount of Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

    B. Subject to the provisions of Section 8F, all determinations required to be made under this Section 8, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by Arthur Andersen or any successor entity or by such other nationally recognized accounting firm (the "Accounting Firm") selected by the Executive with the consent of the Company, which consent will not be unreasonably withheld. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Change of Control or the Termination Event, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 8F and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after the receipt of such determination and calculations.

    C. The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 8B. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

    D. The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

    E. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 8B shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement thereof and reasonable evidence of his payment thereof.

    F. The Executive shall notify the Company in writing of any claim, by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or any additional Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than l0 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment or amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 8F, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 8F and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (PROVIDED, HOWEVER, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    G. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8F, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8F) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8F, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 8.

    H. Notwithstanding any provision of this Agreement to the contrary, if (i) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, and (ii) either (a) the aggregate "present value" of the "parachute payments" to be paid or provided to the Executive under this Agreement or otherwise does not exceed
1.10 multiplied by three times the Executive's "base amount," or (b) the Executive's termination of employment constitutes a Voluntary Termination Event, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to the Executive, as so reduced, constitutes an "excess parachute payment." For purposes of this Section 8H, the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by the Executive or the Company, by the Accounting Firm. The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 8H will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 8H, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 8H. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within l0 business days of the Termination Date, the Companymay effect such reduction in any manner it deems appropriate.

9. ARBITRATION In the event of any dispute arising between the parties to this Agreement, the parties agree that such controversy shall be settled by arbitration, in accordance with the rules of the American Arbitration Association applicable to employee benefit cases. If the parties are unable to agree upon a mutually acceptable arbitrator, then one arbitrator shall be named by each party involved in the dispute, with an additional arbitrator to be chosen by the other named arbitrators. In the event the arbitrator finds that either party has breached its obligation under this Agreement, the arbitrator may award such amount as is necessary to remedy such breach.

10. WITHHOLDING Distribution of any benefit payments under this Agreement will be reduced for the amounts required to be withheld pursuant to any government law or regulation with respect to taxes or similar provisions.

11. STATE LAW This Agreement shall be construed under the laws of the State of Vermont.

12. REVOCABILITY This Agreement may be revoked or amended in whole or in part only by a writing signed by both parties hereto.

13. VALIDITY The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                   ACKNOWLEDGEMENT OF ARBITRATION

     The parties to this Agreement acknowledge the arbitration provision of this Agreement, and acknowledge that no lawsuit may be brought by either party concerning any dispute that may arise which is covered by the arbitration provision, unless it involves a question of constitutional or civil rights, and that such dispute shall be submitted to arbitration in accordance with the arbitration provision as set forth in Paragraph 9.

     DATED at Rutland, Vermont this ____ day of ___________,
 .

IN PRESENCE OF:

________________________            ______________________________
Witness                             Central Vermont
Executive
                                    CENTRAL VERMONT PUBLIC
                                    SERVICE CORPORATION


________________________            ______________________________
Witness                             Frederic H. Bertrand
                                    Chairman of the Board